EXHIBIT 99.05

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. BOARD OF DIRECTORS

NAMES ROBERT J. GENADER CHAIRMAN

NEW YORK, July 25, 2006— Ambac Financial Group, Inc. (NYSE:ABK) today announced that the Board of Directors has unanimously elected Chief Executive Officer and President, Robert J. Genader to the additional post of Chairman, effective immediately. Mr. Genader succeeds Phillip B. Lassiter, who has held the Chairman role at Ambac since the company went public in July 1991. Mr. Lassiter, will remain a member of the Board of Directors of Ambac. Mr. Genader, who has been an officer of the Company since July 1991, has been a member of the Board of Directors since 2001. Mr. Genader was named Chief Executive Officer in January 2004.

Mr. Lassiter commented, “While I have enjoyed the privilege of chairing Ambac’s talented Board for the past fifteen years, I am especially pleased to be turning over my chairman duties to my longtime business partner. Bob has amply demonstrated that he is deserving of the title and additional responsibilities.”

Mr. Genader commented, “During Phil’s many years as Chairman of Ambac, the Company has developed into the clear leader in the financial guaranty industry and a truly global player within the financial services marketplace. Phil’s leadership and vision throughout the years have been the guiding force. I am excited to have the opportunity to expand upon this vision and am confident that Ambac will continue to improve upon its excellent record.”

The Company also announced that the Board of Directors has named W. Grant Gregory Presiding Director. Mr. Gregory, Chairman of Gregory & Hoenemeyer, Inc., has been a member of Ambac’s Board of Directors since 1991.